Exhibit (a)(1)

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached offer to purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and you are therefore required to read this disclaimer page carefully before accessing, reading or making any other use of the Offer to Purchase. By accessing, reading or making any other use of the Offer to Purchase, you agree (in addition to giving the representations below) to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from Banco Santander, S.A. in its capacity as offeror (the “Offeror”), and Santander US Capital Markets LLC in its capacity as Dealer Manager (the “Dealer Manager”) or D.F. King & Co., Inc. (the “Tender Agent”) or their affiliates or agents as a result of such access.

Capitalized terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the Offer to Purchase.

THE OFFER TO PURCHASE MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. THE OFFER TO PURCHASE MAY ONLY BE DISTRIBUTED TO PERSONS TO WHOM IT IS OTHERWISE LAWFUL TO SEND THE OFFER TO PURCHASE. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE OFFER TO PURCHASE IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THESE REQUIREMENTS MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS OF THE UNITED STATES OR OTHER JURISDICTIONS.

Confirmation of your representation: In order to be eligible to view the Offer to Purchase or make an investment decision with respect to the Offer (as defined below), you must be able to participate lawfully in the invitations by the Offeror to holders of the Securities (as defined below) to tender their Securities for purchase by the Offeror for cash (the “Offer”) on the terms and subject to the conditions set out in the Offer to Purchase, including the offer and distribution restrictions set out therein (the “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”). The Offer to Purchase was sent at your request and by accessing the Offer to Purchase you shall be deemed to have represented to the Offeror, the Dealer Manager and the Tender Agent that:

(i)

you are a holder or a beneficial owner of 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities issued by the Offeror (CUSIP No. 05971K AH2 / ISIN: US05971KAH23) (the “Securities”);

(ii)	you are a person to whom it is lawful to send the Offer to Purchase or to make an invitation pursuant to the Offer under all applicable laws;

(iii)	you consent to delivery of the Offer to Purchase to you by electronic transmission; and

(iv)	you are not a Sanctions Restricted Person.

The Offer to Purchase has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Offeror, the Dealer Manager, the Tender Agent or any person who controls, or any director, officer, employee, agent or affiliate of, any such person accepts any liability or responsibility whatsoever in respect of any difference between the Offer to Purchase distributed to you in electronic format and the hard copy version available to you on request from the Dealer Manager or the Tender Agent.

Any materials relating to the Offer do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. In those jurisdictions where securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of their respective affiliates are such licensed brokers or dealers in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or affiliate (as the case may be) in such jurisdiction.

Restrictions: Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation would be unlawful.

The distribution of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by the Offeror, the Dealer Manager and the Tender Agent to inform themselves about, and to observe, any such restrictions.

You are responsible for protecting against viruses and other destructive items. Your use of this electronic communication is at your own risk. It is your responsibility to take precautions to ensure that this electronic communication is free from viruses and other items of a destructive nature.

Banco Santander, S.A.

(the “Offeror”)

Offer to Purchase for Cash up to $850,000,000 of the Outstanding

$1,000,000,000 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities

(CUSIP No. 05971K AH2 / ISIN: US05971KAH23)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 9, 2026 (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DEADLINE”). SECURITIES (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”), BUT NOT THEREAFTER.

Banco Santander, S.A. (the “Offeror”) is offering to purchase for cash, on the terms and conditions described in this offer to purchase (as may be amended or supplemented from time to time, the “Offer to Purchase”), up to $850,000,000 (the “Maximum Offer Amount”), subject to pro rata scaling, of the outstanding 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities of the Offeror (the “Securities”).

The Tender Consideration payable on the Settlement Date to a holder whose Securities are validly tendered and accepted for purchase by the Offeror pursuant to the Offer will be an amount per $1,000 of nominal amount of such tendered securities in U.S. dollars equal to the product of (x) the Purchase Price and (y) the nominal amount of such Securities. In addition to the Tender Consideration, holders whose Securities are validly tendered and accepted for purchase will receive the Distribution Payment (as defined herein), if any, in respect of such Securities, rounded, if necessary, to the nearest $0.01, with $0.005 being rounded upwards.

Securities	CUSIP / ISIN	First Optional Redemption Date	Principal amount Outstanding	Purchase Price(1)	Tender Consideration(2)	Maximum Offer Amount(3)
4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities	CUSIP No. 05971K AH2 / ISIN: US05971KAH23	November 12, 2026	$1,000,000,000	100.1%	$1,001 per $1,000 of nominal amount tendered, provided that Securities may only be tendered in multiples of $200,000	$850,000,000

(1)

The Purchase Price shall be 100.1% of the nominal amount of the Securities accepted for purchase pursuant to the Offer. Securities may only be tendered in multiples of $200,000, being the liquidation preference of the Securities.

(2)

The Tender Consideration payable on the Settlement Date to a holder whose Securities are validly tendered and accepted for purchase by the Offeror pursuant to the Offer will be an amount per $1,000 of nominal amount of such tendered securities in U.S. dollars equal to the product of (x) the Purchase Price and (y) the nominal amount of such Securities. In addition to the Tender Consideration, holders whose Securities are validly tendered and accepted for purchase will receive the Distribution Payment, if any, in respect of such Securities. With respect to any Securities validly tendered and accepted for purchase by the Offeror pursuant to the Offer, the “Distribution Payment” is an amount in cash (rounded to the nearest $0.01, with $0.005 being rounded upwards) equal to the Distribution on such Securities. “Distributions” consist of distributions accrued and unpaid (if any) on the Securities from (and including) the distribution payment date in respect of such Securities immediately preceding the Settlement Date to (but excluding) the Settlement Date, calculated in accordance with the terms and conditions of the Securities, unless distributions on the Securities for that period are cancelled.
(3)	Subject to the right of the Offeror to increase or decrease the Maximum Offer Amount in its sole and absolute discretion.

The Offer is subject to certain conditions (the “General Conditions”) set out under “The Offer—Terms of the Offer—Offer Conditions.” The Offer is not conditioned on any minimum aggregate principal amount of Securities being tendered. The Offer is not subject to any financing condition.

The Offeror may extend, re-open, amend, limit, waive any condition of, or terminate the Offer at any time (subject to applicable law and as provided in this Offer to Purchase). Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced publicly wherever applicable as provided in this Offer to Purchase promptly after the relevant decision is made. For more information, see “The Offer.”

Questions and requests for assistance in connection with (i) the Offer may be directed to Santander US Capital Markets LLC in its capacity as Dealer Manager (the ”Dealer Manager”) and (ii) the delivery of Tender Instructions (as defined herein) may be directed to D.F. King & Co., Inc. (the “Tender Agent”), as applicable, the contact details for whom are on the back cover page of this Offer to Purchase.

Before deciding whether to tender your Securities, you are encouraged to read and carefully consider this Offer to Purchase (including the documents incorporated by reference herein) in its entirety. See “Risk Factors” beginning on page 5 for a discussion of risk factors that you should consider prior to deciding whether to tender your Securities in the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the adequacy or accuracy of this Offer to Purchase. Any representation to the contrary is a criminal offense.

Dealer Manager

Santander

The date of this Offer to Purchase is May 27, 2026

You should rely only on the information contained or incorporated by reference in this Offer to Purchase (including any free writing prospectus issued or authorized by us). Neither we nor the Dealer Manager have authorized anyone to provide you with additional, different or inconsistent information. We and the Dealer Manager are not making an offer in relation to these securities in any state or jurisdiction where an offer is not permitted. You should assume that the information contained in this Offer to Purchase and the documents incorporated by reference herein is accurate only as of their respective dates.

ABOUT THIS OFFER TO PURCHASE

In this Offer to Purchase, we use the following terms:

•	“we,” “our” and “us,” “the Offeror” or “Banco Santander” means Banco Santander, S.A.;

•	“Group” means Banco Santander, S.A. and its consolidated subsidiaries;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Spain” means the Kingdom of Spain; and

•	“U.S. dollars”, “dollars,” “$” and “cents” refer to the currency of the United States.

i

IMPORTANT NOTICES

If a holder decides to tender Securities pursuant to the Offer, the holder must arrange for the relevant accountholder to submit an electronic tender and blocking instruction to be sent to DTC (as defined below) on or about the date of this Offer to Purchase informing accountholders of the procedures to be followed in order to participate in the Offer (each a “Tender Instruction”). See “The Offer—Procedures for Participating in the Offer.”

If you are a beneficial owner of Securities that are held by or registered in the name of a bank, broker, custodian or other nominee, and you wish to participate in the Offer, you must promptly contact your bank, broker, custodian or other nominee to instruct it to tender your Securities, to agree to the terms of the Offer and to cause the timely transmission of a Tender Instruction on your behalf to the Tender Agent. You are urged to instruct your bank, broker, custodian or other nominee as early as possible and in any event at least five business days prior to the Expiration Deadline in order to allow adequate processing time for your instruction.

The Offeror is making the Offer only in those jurisdictions where it is legal to do so. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions.” This document does not constitute a “prospectus” for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”) or Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of European Union (Withdrawal) Act 2018, as amended (the “U.K. Prospectus Regulation”).

Securities can be tendered in the Offer only in accordance with the procedures described in “The Offer—Procedures for Participating in the Offer.” Holders who do not participate in the Offer, or whose Securities are not accepted for purchase, will continue to hold their Securities.

Holders must comply with all laws that apply to them in any place in which they possess this Offer to Purchase. Holders must also obtain any consents or approvals that they need in order to tender their Securities. None of the Offeror, Dealer Manager or the Tender Agent (or any of their respective directors, employees or affiliates) is responsible for holders’ compliance with these legal requirements. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions.”

See “Taxation Considerations” for a description of material Spanish and U.S. federal income tax considerations that should be considered carefully in evaluating the Offer.

Unless the context otherwise requires, all references in this Offer to Purchase to a “holder” or “holder of the Securities” include:

(a)

each person who is shown in the records of The Depository Trust Company (“DTC” or the “Clearing System”), as a holder of the Securities (also referred to as “Direct Participants” and each, a “Direct Participant”);

(b)	any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Securities; and

(c)	each beneficial owner of Securities holding such Securities, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf,

except that for the purposes of any payment to a holder pursuant to the Offer of the Tender Consideration and any Distribution Payment, to the extent the beneficial owner of the relevant Securities is not a Direct Participant, such payment will only be made to the relevant Direct Participant. The making of the payment of the Tender Consideration and any Distribution Payment to such Direct Participant will satisfy any obligations of the Offeror, the Tender Agent and DTC in respect of the payment for Securities purchased pursuant to the Offer.

The Tender Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants who hold their Securities through DTC may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Securities to the Tender Agent’s ATOP account in accordance with DTC’s ATOP procedures (holders are not required to submit a letter of transmittal to tender their Notes pursuant to the Tender Offer). DTC will then send an Agent’s Message (as defined herein) to the Tender Agent. Holders desiring to tender their Securities prior to Expiration Deadline should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. See “Procedures for Tendering Securities.”

If a holder holds Securities through either Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) and decides to tender Securities pursuant to the Tender Offer, the holder must arrange for the relevant participant to submit an electronic tender and blocking instruction in the form specified by each of Euroclear and Clearstream (an “Electronic Instruction”) on or about the date of this Offer to Purchase informing participants of the procedures to be followed in order to participate in the Tender Offer. See “Procedures for Tendering Securities.”

The Offeror is not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Deadline. Tenders received by the Tender Agent after the Expiration Deadline will be disregarded and of no effect. For more information regarding the procedures for tendering your Securities, see “Procedures for Submitting a Tender Instruction.”

The Offeror is incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. Requests should be directed to:

Banco Santander, S.A.

Ciudad Grupo Santander

28660 Boadilla del Monte (Madrid)

Spain

In order to ensure timely delivery of such documents, holders must request this information as early as possible and in any event no later than five business days before the date they must make their decision to tender their Securities. Accordingly, any request for information should be made as early as possible and in any event by June 2, 2026 to ensure timely delivery of the documents prior to the Expiration Deadline.

Documents and information can also be obtained by contacting the Tender Agent at the email and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”) for assistance concerning the Offer.

See “Risk Factors”, beginning on page 5 for a description of certain factors relating to a decision to tender your Securities in the Offer, including information about our business.

None of the Offeror, the Dealer Manager or any of their respective representatives are making any representation to you regarding the legality of participation in the Offer by you under applicable investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a decision whether to tender your Securities in the Offer.

INCORPORATION OF INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC. The SEC’s website, at http://www.sec.gov, contains, free of charge, reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at Investor Relations, Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain (telephone: (011) 34-91-259-6520).

This Offer to Purchase incorporates by reference the documents listed below, which the Offeror has previously filed with or furnished to the SEC. These documents contain important information about the Offeror and its financial condition, business and results.

•

The Group’s Report on Form 6-K furnished to the SEC on April 1, 2026 relating to certain recast financial information as a result of certain changes to the presentation of the Group’s financial information (accession no. 0000891478-26-000037) (the “Recast 6-K”);

•

The Group’s 2025 Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on February 27, 2026 (except with respect to the information and the audited financial statements included therein and superseded by the information and the audited financial statements included in the Recast 6-K);

•

Sections 3 and 4 under “Part 1. Consolidated Directors’ Report-Economic and Financial Review” in the Group’s annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on February 28, 2025 (except with respect to the information included therein and superseded by the information included in the Recast 6-K);

•	the Group’s Report on Form 6-K filed with the SEC on April 29, 2026 (accession no. 0000891478-26-000048); and

•	the Group’s Report on Form 6-K filed with the SEC on April 29, 2026 (accession no. 0000891478-26-000053).

We have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding assumptions, projections, expectations, intentions or beliefs about future events. Words such as, without limitation, ‘believes’, ‘achieves’, ‘anticipates’, ‘estimates’, ‘expects’, ‘targets’, ‘should’, ‘intends’, ‘aims’, ‘projects’, ‘plans’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘may’, ‘seek’, ‘estimate’, ‘probability’, ‘goal’, ‘objective’, ‘deliver’, ‘endeavor’, ‘prospects’, ‘optimistic’ and similar expressions or variations on these expressions are intended to identify forward looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this Offer to Purchase and “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein.

Factors that could cause actual business, strategy, plans and/or results (including but not limited to the payment of dividends) to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by the Group or on its behalf include, but are not limited to the risks identified above under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “4. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, as well as the following:

•

general economic or industry conditions in Spain, the UK, other European countries, the US, Brazil, other Latin American countries and other areas where we have significant operations or investments, including a worsening of the economic environment in these areas and an increase in capital markets volatility;

•	climate-related conditions, regulations, targets and weather events;

•

uncertainty over the scope of actions that may be required by us, governments and others to achieve goals relating to climate, environmental and social matters, as well as the evolving nature of underlying science and industry and potential conflicts and inconsistencies among governmental standards and regulations;

•

exposure to various market risks, principally including interest rate risk, foreign exchange rate risk, equity price risk, inflation, deflation and risks associated with new or modified benchmark indices;

•	the effects of a decline in real estate prices, particularly in Spain and the UK;

•	the effects of political developments in the UK, including the UK’s exit from the European Union;

•	monetary and interest rate policies of the European Central Bank and various central banks;

•	the effects of market behaviour not captured by our statistical models, such as the VaR model we use;

•	the inability to hedge some risks economically;

•	changes in demographics (including due to an ageing population or migration flows), consumer spending, investment or saving habits;

•	changes in energy prices;

•	potential losses from early repayments on our loan and investment portfolio, declines in value of collateral securing our loan portfolio, and counterparty risk;

•	changes in competition and pricing environments, including as a result of the progressive adoption of the internet for conducting financial services and/or other factors;

•	political instability in Spain, the UK, other European countries, the US, Brazil, other Latin American countries and other areas where we have significant operations or investments;

v

•	changes in monetary, fiscal and immigration policies and trade tensions, including the imposition of tariffs and retaliatory responses;

•

effects of wars and conflicts (including the war in Ukraine and the uncertainties following the ceasefire agreement in the Middle East) or the outbreak of public health emergencies on the global economy;

•	changes in Spanish, UK, European Union, U.S., Latin American, or other jurisdictions’ legislation, regulations or taxes, including changes in regulatory capital and liquidity requirements;

•	increased regulation in response to financial crises;

•

acquisitions, dispositions or restructurings of businesses that may not be completed in a timely manner or at all and may not perform in accordance with our expectations; and our ability to successfully integrate our acquisitions and related challenges that may result from the diversion of management’s focus and resources from other strategic opportunities and operational matters;

•	reputational risk and potential adverse reactions of customers, employees, vendors or other business partners, including adverse effects on the market price of our securities;

•	the outcome of our negotiations with business partners and governments;

•	the adequacy of loss reserves;

•	potential losses associated with an increase in the level of impairment by counterparties to other types of financial instruments;

•	the adequacy of provisions for tax, legal and other contingencies;

•	technical difficulties and/or failure to adequately improve or upgrade our information technology;

•	changes in our access to liquidity and funding on acceptable terms, including as a result of credit spread shifts or downgrades in our credit ratings or those of our more significant subsidiaries;

•

our exposure to operational risks (e.g., failed internal or external processes, people and systems, liabilities derived from utilizing artificial intelligence or potential losses associated with cyberattacks, data breaches, data losses and other security incidents);

•	limitations in our disclosure controls and procedures over financial and non-financial reporting;

•	changes in our ability to recruit, retain and develop appropriate senior management and skilled personnel;

•	the occurrence of force majeure events, such as natural disasters, epidemics and pandemics, that impact our operations or impair the asset quality of our loan portfolio;

•	the impact of changes in the composition of our balance sheet on future interest income / (charges); and

•	our own decisions and actions including those affecting or changing our practices, operations, priorities, strategies, policies or procedures.

In light of these risks, uncertainties and assumptions, forward-looking events discussed in this Offer to Purchase or any information incorporated by reference might not occur. The forward-looking statements contained in this Offer to Purchase speak only as of the date of this Offer to Purchase. We undertake to publicly update, to the extent required by U.S. federal securities laws, any forward-looking statement to reflect certain events or circumstances after such dates or to reflect the occurrence of unanticipated events.

ENFORCEMENT OF CIVIL LIABILITIES

The Offeror is a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain. Substantially all of the directors and executive officers of the Offeror, and certain of the experts named in this Offer to Purchase, are not residents of the United States. A substantial majority of the assets of the Offeror are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. The Offeror is advised by Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

SUMMARY TERMS OF THE OFFER

The following is a summary of this Offer to Purchase and should be read as an introduction to, and in conjunction with, the remainder of this Offer to Purchase and any documents incorporated by reference therein. You should base your investment decision on a consideration of this Offer to Purchase and any documents incorporated by reference therein, as a whole. Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Offeror

Banco Santander, S.A. was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875. The Bank is incorporated under, and governed by the laws of, the Kingdom of Spain as a company with unlimited duration and with limited liability (sociedad anónima). Banco Santander, S.A.’s registered office is at Paseo de Pereda, 9-12, 39004, Santander, Spain and its principal executive offices are located at Ciudad Grupo Santander 28660, Boadilla del Monte (Madrid), Spain, telephone number +34 91 276 92 90.

The following summary contains selected information about the Offer. It is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this Offer to Purchase. For a more detailed description of the Offer, see “The Offer.”

The Offeror	Banco Santander, S.A.

Purpose of the Offer	The purpose for the Offer is to efficiently manage the Offeror’s Tier 1 capital position and optimize the liquidity and debt maturity profile of the Offeror. Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold.

The Offer	The Offeror is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, up to the Maximum Offer Amount of the outstanding Securities. Securities may only be tendered in multiples of $200,000, being the liquidation preference of the Securities.

Securities	4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (CUSIP No. 05971K AH2 / ISIN: US05971KAH23).

Maximum Offer Amount	The Offeror proposes to accept Securities for purchase up to $850,000,000 on the terms and subject to the conditions contained in this Offer to Purchase (although the Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Offer Amount).

Pro Rata Acceptance	If the Offeror decides to accept Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount which is greater than the Maximum Offer Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Securities accepted for purchase is no greater than the Maximum Offer Amount.

Such pro rata allocations will be calculated in relation to the Securities by multiplying the aggregate nominal amount of the Securities represented by each validly submitted Tender Instruction by a factor equal to (i) the Maximum Offer Amount divided by (ii) the aggregate nominal amount of Securities validly tendered for purchase in the Offer (subject to adjustment to allow for the aggregate nominal amount of Securities accepted for purchase, following the rounding of the Tender Instructions as set under “Terms and Conditions of the Offer—Acceptance of Securities and Pro-Ration”, to equal the Maximum Offer Amount).

Each tender of Securities scaled in this manner will be rounded down to the nearest $200,000 in nominal amount.

Offer Period	From the commencement of the Offer on May 27, 2026 to the Expiration Deadline, which is expected to be 5:00 p.m., New York City time, on June 9, 2026, subject to extension.

Purchase Price	The price (expressed as a percentage of the nominal amount of the Securities accepted for purchase pursuant to the Offer) at which the Offeror will purchase any Securities validly Offered for Sale and accepted for purchase by the Offeror pursuant to the Offer. The Purchase Price shall be 100.1% of the nominal amount of the Securities accepted for purchase pursuant to the Offer.

Distribution	Distributions accrued and unpaid (if any) on the Securities from (and including) the distribution payment date in respect of such Securities immediately preceding the Settlement Date to (but excluding) the Settlement Date, calculated in accordance with the terms and conditions of the Securities, unless distributions on the Securities for that period are cancelled.

Distribution Payment	Holders whose Securities are validly tendered and accepted for purchase by the Offeror pursuant to the Offer, will also receive an amount in cash (rounded to the nearest $0.01, with $0.005 being rounded upwards) equal to the Distribution on such Securities.

Tender Consideration	The Tender Consideration payable on the Settlement Date to a holder whose Securities are validly tendered and accepted for purchase by the Offeror pursuant to the Offer will be an amount per $1,000 of nominal amount of such tendered securities in U.S. dollars equal to the product of (x) the Purchase Price and (y) the nominal amount of such Securities.

Withdrawal Rights	If you decide to tender your Securities in the Offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on June 9, 2026. Holders may not rescind their withdrawal of tenders of Securities, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Securities may, however, be re-tendered again by following the procedures described herein at any time prior to the Expiration Deadline.

In addition, if not previously returned, you may withdraw Securities that you tender that are not accepted for purchase after the expiration of 40 business days following the commencement of the Offer.

See “The Offer—Withdrawal Rights.”

Conditions of the Offer	The Offer is subject to the satisfaction or waiver of certain conditions, which are set forth in “The Offer—Terms of the Offer—Offer Conditions.”

Amendment of Terms of the Offer	Subject to applicable laws and as provided herein, the Offeror may extend, reopen, amend, limit, waive any condition of, or terminate the Offer at any time. Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced publicly wherever applicable as provided in this Offer to Purchase promptly after the relevant decision is made. See “The Offer—Amendment and Termination.”

Settlement Date	The Tender Consideration and any Distribution Payment will be paid to Holders whose Securities are accepted for purchase on the Settlement Date, which is expected to be on June 11, 2026. See “The Offer—Timetable of the Offer.”

Offer Restrictions	The Offer is subject to certain offer restrictions. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions.”

Dealer Manager	Santander US Capital Markets LLC. The Dealer Manager’s contact details are set forth on the back cover page of this Offer to Purchase.

Tender Agent	D.F. King & Co., Inc. The Tender Agent’s contact details are set forth on the back cover page of this Offer to Purchase.

Brokerage Commission	No brokerage commissions are payable by the holders to the Offeror, the Dealer Manager or the Tender Agent. If your Securities are held through a broker or other nominee that tenders the Securities on your behalf, such broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

No Recommendation	None of the Offeror, the Dealer Manager or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of Securities with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any Securities in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Securities Not Purchased

Securities which have not been validly submitted and accepted for puchase pursuant to the Offer will remain outstanding. To the extent permitted by applicable law, the Offeror or its affiliates may from time to time acquire any Securities that remain outstanding through tender offers, exchange offers, redemptions, or otherwise, at such prices and on such terms as they may determine, which may be more or less than the consideration paid pursuant to the Offer. The Securities are next redeemable at the option of the Offeror on November 12, 2026.

Further Information	If you have questions about the terms of the Offer, please contact your bank, broker or professional investment advisor, or you may contact the Dealer Manager. If you have questions regarding the procedures for tendering your Securities, please contact the Tender Agent. The Tender Agent’s and Dealer Manager’s contact details are set forth on the back cover page of this Offer to Purchase.

Tax Considerations	For a discussion of material Spanish and U.S. federal income tax considerations of the Offer applicable to beneficial owners of Securities, see “Taxation Considerations.”

RISK FACTORS

Prospective investors should consider carefully the risk factors incorporated by reference into this Offer to Purchase and as set out below as well as the other information set out elsewhere in this Offer to Purchase (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Offer.

The Offeror believes that the factors described below represent the principal risks inherent in the Offer, but the Offeror does not represent that the statements below regarding the risks of the Offer are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Offer to Purchase (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any decision to tender their Securities.

Risks Relating to the Offeror and the Group

For a description of the risks associated with the Offeror and the Group, see the section entitled “4. Risk Factors” of the Group’s Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein.

Risks Relating to the Offer

The trading markets for the Securities may be adversely affected by the Offer.

The Securities which are not successfully tendered and purchased by the Offeror pursuant to the Offer will remain outstanding after the Settlement Date. Depending on the aggregate nominal amount of Securities which are so Offered for Sale and purchased, the trading market for Securities which remain outstanding following completion of the Offer may be significantly more limited. Such outstanding Securities may command a lower price than a comparable issue of securities with greater market liquidity. Even if a market for the Securities remains in existence, there may be a negative impact on the price of the remaining Securities resulting from current interest levels, the market for similar securities, the performance of the Offeror as a whole and other factors. A reduced market value may also make the trading price of the remaining Securities more volatile. As a result, the market price for the Securities that remain outstanding after the completion of the Offer may be adversely affected by the Offer.

None of the Offeror, the Dealer Manager or the Tender Agent has any duty to make a market in the Securities remaining outstanding after the Offer.

Securities may be acquired by the Offeror or its affiliates other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Offeror or its affiliates may acquire Securities that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers, redemptions, or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Offeror or its affiliates may pursue. The Securities are next redeemable at the option of the Offeror on November 12, 2026.

Failure by a holder to comply with the procedures for participating in the Offer may result in the holder being excluded from participation.

Holders are responsible for complying with all of the procedures for submitting Tender Instructions pursuant to the terms of this Offer to Purchase. None of the Offeror, the Dealer Manager or the Tender Agent assumes any responsibility for informing holders of irregularities with respect to Tender Instructions from such holders.

The Offer may be extended, reopened, amended, limited, terminated or withdrawn at any time, subject to applicable law, and any such action may adversely affect any perceived benefits of the Offer.

Completion of the Offer is conditional upon the satisfaction or waiver of the conditions to the Offer set out herein. In addition, subject as provided herein, the Offeror may, subject to applicable law, extend, re-open, amend, terminate or withdraw the Offer at any time prior to the announcement of whether it accepts valid tenders of Securities. For details, see “The Offer—Terms of the Offer—Offer Conditions” and “—Amendment and Termination.”

Submitting a Tender Instruction will restrict a holder’s ability to transfer its Securities.

When considering whether to participate in the Offer, holders should take into account that restrictions on the transfer of Securities by holders will apply from the time of submission of a Tender Instruction to DTCs. A holder will, on submitting a Tender Instruction either (1) in the case of Securities held in DTC, make book-entry delivery of the Securities by causing DTC to transfer such Securities to the account established by the Tender Agent in ATOP for receipt of tenders in the Offer or (2) in the case of Securities held in Euroclear or Clearstream, agree that its Securities will be blocked in the relevant account in DTC from the date the Tender Instruction is submitted to Euroclear or Clearstream until the earlier of (i) the time of settlement on the Settlement Date and (ii) the date of any termination of the Offer (including where such Securities are not accepted for purchase) or on which the Tender Instruction is withdrawn, in the circumstances in which such withdrawal is permitted.

The Offer is subject to a Maximum Offer Amount and to acceptance on a pro rata basis.

If the Offeror decides to accept Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount which is greater than the Maximum Offer Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Securities accepted for purchase is no greater than the Maximum Offer Amount.

Such pro rata allocations will be calculated in relation to the Securities by multiplying the aggregate nominal amount of the Securities represented by each validly submitted Tender Instruction by a factor equal to (i) the Maximum Offer Amount divided by (ii) the aggregate nominal amount of Securities validly tendered for purchase in the Offer (subject to adjustment to allow for the aggregate nominal amount of Securities accepted for purchase, following the rounding of the Tender Instructions as set under “Terms and Conditions of the Offer—Acceptance of Securities and Pro-Ration”, to equal the Maximum Offer Amount).

Each tender of Securities scaled in this manner will be rounded down to the nearest $200,000 in nominal amount.

A failure by a holder or beneficial owner to consult its own advisors may result in it suffering adverse tax, accounting, financial, legal or other consequences.

Holders and beneficial owners should consult their own tax, accounting, financial, legal and other advisers as they may deem appropriate regarding the suitability to themselves of the tax, accounting, financial, legal and other consequences of participating or declining to participate in the Offer. In particular, due to the number of different jurisdictions where tax laws may apply to a holder or beneficial owner and save as set out under “Taxation Considerations”, this Offer to Purchase does not discuss the tax consequences for holders arising from the purchase of their Securities in the Offer and the receipt of the Tender Consideration and any Distribution Payment. Holders are urged to consult their own professional advisers regarding the possible tax consequences under the laws of the jurisdictions that apply to them. Holders are liable for their own taxes and have no recourse to the Offeror, the Dealer Manager or the Tender Agent with respect to taxes arising in connection with the Offer.

The Offeror has not obtained a third-party determination that the Offer is fair to the holders, and no recommendation is being made with respect to the Offer.

No one is making a recommendation as to whether holders should tender Securities in the Offer. The Offeror has not retained, and does not intend to retain, any unaffiliated representative to act on behalf of the holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer.

Furthermore, the Purchase Price and any Distribution will not necessarily bear any relationship to the actual trading or other value of the Securities. None of the Offeror, the Dealer Manager or the Tender Agent has expressed any opinion as to whether the terms of the Offer are fair. None of the Offeror, the Dealer Manager or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of Securities with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any Securities in the Offer, and none of them has authorized any person to make any such recommendation.

Holders should independently analyze the value of the Securities and make an independent assessment of the terms of the Offer. Holders should consult their own advisers as needed to assist them in making an investment decision.

The Securities are subject to a liquidation preference.

A holder whose Securities are accepted for purchase by the Offeror pursuant to the Offer and who, following purchase of the relevant Securities on the Settlement Date, continues to hold additional Securities in a nominal amount of less than $200,000 (being the liquidation preference of the Securities) (including as a result of any pro-ration), would need to purchase a nominal amount of Securities such that its holding amounts to at least $200,000 before such Securities may be traded in DTC.

RATIONALE OF THE OFFER

The rationale for the Offer is to efficiently manage the Offeror’s Tier 1 capital position and optimize the liquidity and debt maturity profile of the Offeror. Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold. Securities which have not been validly submitted and accepted for purchase pursuant to the Offer will remain outstanding.

MARKET INFORMATION AND DIVIDEND POLICY

The Offeror’s shares (the “Ordinary Shares”) are listed and traded on the Spanish stock exchanges (Madrid, Barcelona, Bilbao and Valencia) under the symbol “SAN.” The prices for shares as quoted in the official list of the Spanish stock exchanges are in Euros. The following table shows the reported high and low closing prices for the ordinary shares on the Spanish stock exchanges. This information has been extracted from publicly available documents from various sources, including officially prepared materials from the Spanish stock exchanges, and has not been prepared or independently verified by the Offeror.

	Price per Ordinary Share
	High	Low
	(in Euros)
Annual prices:
2025	10.13	4.40
2024	4.88	3.57
2023	3.96	2.85
2022	3.48	2.34
2021	3.51	2.42
Quarterly prices:
2026
First quarter	6.62	4.40
2025
Fourth quarter	10.13	8.29
Third quarter	8.87	6.97
Second quarter	7.13	5.24
First quarter	6.62	4.40
2024
Fourth quarter	4.68	4.32
Third quarter	4.71	3.96
Second quarter	4.88	4.33
First quarter	4.52	3.57
Monthly prices:
May 2026 (through May 26, 2026)	10.85	9.98
April 2026	11.04	9.72
March 2026	10.25	9.25
February 2026	11.16	10.03
January 2026	10.79	10.13
December 2025	10.13	9.30
November 2025	9.56	8.77

On May 26, 2026, the closing price of Ordinary Shares on the Spanish stock exchanges was €10.68, equivalent to approximately $12.44 per Ordinary Share, at the Bloomberg reference exchange rate as of May 26, 2026 of €1.00 per US$1.16 (EUR/USD).

Since July 30, 1987, American Depositary Shares representing the Offeror’s Ordinary Shares (“SAN’s ADSs”) have been listed and traded on the New York Stock Exchange under the symbol “SAN.” Each such SAN’s ADS represents one Ordinary Shares.

The following table shows the reported high and low closing prices for SAN’s ADSs on the New York Stock Exchange.

	Price per SAN’s ADS
	High	Low
	(in U.S. dollars)
Annual prices:
2025	11.88	4.46
2024	5.25	3.86
2023	4.21	3.00
2022	3.98	2.31
2021	4.28	2.93
Quarterly prices:
2026
First quarter	13.21	10.53
2025
Fourth quarter	11.88	9.65
Third quarter	10.48	8.27
Second quarter	8.32	5.72
First quarter	7.14	4.46
2024
Fourth quarter	5.04	4.49
Third quarter	5.17	4.37
Second quarter	5.25	4.57
First quarter	4.84	3.86
Monthly prices:
May 2026 (through May 26, 2026)	12.49	11.55
April 2026	12.88	11.41
March 2026	11.96	10.53
February 2026	13.21	11.86
January 2026	13.05	11.80
December 2025	11.88	10.83
November 2025	11.03	10.01

On May 26, 2026, the closing price of SAN’s ADSs on the New York Stock Exchange was $12.49.

Dividend Policy

For information on Offeror’s ability to pay dividends, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2025 under the heading “3.3 Dividends and shareholder remuneration.”

Securities

The Securities are traded on the New York Stock Exchange. The high and low quoted sales prices for the Securities for each quarter during the past two years are as follows:

Trading Price(1) (percent)
2Q24		3Q24		4Q24		1Q25		2Q25		3Q25		4Q25		1Q26
Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min
90.13	85.34	95.45	90.01	95.72	94.44	96.65	94.97	96.78	92.48	98.65	96.94	99.45	98.22	99.76	98.51

(1)	Reflects, for the periods indicated, the high and low sales prices as reported by the Bloomberg Valuation Service (BVAL).

THE OFFER

Timetable for the Offer

Holders should confirm with any Custodian, bank, securities broker or other intermediary through which they hold Securities whether such intermediary needs to receive instructions from a holder before the deadlines specified in this Offer to Purchase in order for that holder to be able to participate in, or (in the circumstances in which withdrawal is permitted) withdraw their instruction to participate in, the Offer.

The times and dates below are subject, where applicable, to the right of the Offeror to extend, re-open, amend, limit, terminate or withdraw the Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. If any of the above times and/or dates change, the revised time and/or date will be notified by announcement promptly after the relevant decision is made.

EVENTS	DATES AND TIMES
Commencement of the Offer

Offer announced. Offer to Purchase made available to holders of Securities.	May 27, 2026

Withdrawal Deadline

The deadline for holders to validly withdraw tenders of Securities.	5:00 p.m., New York City time, on June 9, 2026

Expiration Deadline

The deadline for receipt of all Tender Instructions.	5:00 p.m., New York City time, on June 9, 2026

Announcement of Offer Results

Announcement of the aggregate principal amounts of the Securities which the Offeror will be accepting for purchase and of the pro-ration factor (if any).	As soon as reasonably practicable on June 10, 2026

Settlement Date

Settlement Date of the Offer, including payment of the Tender Consideration and any Distribution Payment in respect of Securities validly tendered and accepted for purchase in the Offer.	Expected on June 11, 2026

Unless stated otherwise, announcements in connection with the Offer will be made (i) by the issue of a press release to a recognized financial news service or services (e.g. Reuters/Bloomberg) as selected by the Offeror (“Notifying News Service”), (ii) by the delivery of notices to DTC for communication to Direct Participants and (iii) by way of amendments to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are at the end of this Offer to Purchase.

Purpose of the Offer

See “Rationale of the Offer” for an explanation of the rationale of the Offer.

Terms of the Offer

The Offeror is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, up to the Maximum Offer Amount of the outstanding Securities.

Offer Period

The Offer commences on May 27, 2026 and will end at 5:00 p.m., New York City time, on June 9, 2026. If the Expiration Deadline is extended, an announcement to that effect will be made by the Offeror as described below in “—Announcements” no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Deadline.

Source of Funds

The Offeror will use the proceeds from a concurrent offering of new AT1 securities (the “New Securities”) or available cash to pay the Tender Consideration, any Distribution Payment and other expenses associated with the Offer. The offering of the New Securities is subject to market conditions. The Offer is not conditioned on the issuance of the New Securities. The Offeror does not have alternative financing arrangements or alternative financing plans in place should the New Securities not be issued. The Offeror will use cash on hand to pay for the Tender Consideration, any Distribution Payment and other expenses associated with the Offer if the New Securities are not issued. No plans or arrangements have been made to refinance the New Securities.

The New Securities will be issued pursuant to the provisions of an indenture to be dated as of the date of issuance of the New Securities (the “New Securities Base Indenture”) between Banco Santander as issuer and The Bank of New York Mellon, London Branch, as trustee (the “New Securities Trustee”), as amended and supplemented by a first supplemental indenture to be dated as of the date of issuance of the New Securities (the “New Securities First Supplemental Indenture”) between Banco Santander and the New Securities Trustee. The following is a summary of the expected material terms of the New Securities. The following description is subject to the final terms and conditions for the issuance of the New Securities:

•

The New Securities will be non-step-up non-cumulative contingent convertible perpetual preferred Tier 1 securities issued by Banco Santander. Banco Santander intends that the New Securities qualify as Additional Tier 1 Capital of Banco Santander and the Group pursuant to applicable banking regulations.

•

The New Securities will accrue non-cumulative cash distributions (i) in respect of the period from (and including) the issuance date of the New Securities to (but excluding) a date to be set forth in the New Securities Base Indenture, as supplemented by the New Securities First Supplemental Indenture (the “New Securities First Reset Date”) at an interest rate to be set forth in the New Securities Base Indenture, as supplemented by the New Securities First Supplemental Indenture, and (ii) in respect of each period from (and including) the New Securities First Reset Date and every fifth anniversary thereof (each a “New Securities Reset Date”) to (but excluding) the next succeeding New Securities Reset Date (each such period, a “New Securities Reset Period”), at the rate per annum equal to the aggregate of an interest rate to be set forth in the New Securities Base Indenture, as supplemented by the New Securities First Supplemental Indenture (the “New Securities Initial Margin”) and an interest rate expressed as a percentage to be the per annum rate equal to the yield to maturity for U.S. Treasury securities with a maturity of five years, as published in the most recent H.15 for the relevant New Securities Reset Period, with such rate per annum converted to a quarterly rate in accordance with market convention. Such distributions will be payable quarterly in arrears. Banco Santander may elect in its sole and absolute discretion, to cancel the payment of any distribution in whole or in part at any time that it deems necessary or desirable and for any reason. No such election to cancel the payment of any distribution (or part thereof) will constitute an enforcement event. There will be no events of default under the New Securities.

•

The New Securities will be perpetual. The New Securities will be subject to redemption, in whole but not in part, at the option of Banco Santander on (i) any calendar day during the six-month period commencing on (and including) a date to be defined to (and including) the New Securities First Reset Date and (ii) any date on which a distribution payment is made thereafter, in each case at a redemption price set forth in the New Securities Base Indenture, as supplemented by the New Securities First

Supplemental Indenture. The New Securities will also be redeemable on or after the issuance date of the New Securities at the option of Banco Santander in whole but not in part, at any time, at the redemption price, if there is a capital event or a tax event, in each case as set forth in the New Securities Base Indenture, as supplemented by the New Securities First Supplemental Indenture. The New Securities are also expected to be redeemable after the issuance date of the New Securities at the option of Banco Santander in whole but not in part, on any date that is a distribution payment date, at the redemption price, if 75% or more of the initial aggregate liquidation preference of the New Securities (which, for the avoidance of doubt, includes any additional issuances issued subsequently and constituting a single series of securities under the New Securities Base Indenture, as amended and supplemented by the New Securities First Supplemental Indenture) have been redeemed or purchased by, or on behalf of, Banco Santander and cancelled, in accordance with applicable banking regulations then in force (including obtaining the prior supervisory permission therefor, as required).

•

In the event of the occurrence of the New Securities Trigger Event (as defined below), the New Securities will be mandatorily and irrevocably convertible into newly issued ordinary shares in the capital of Banco Santander at a conversion price to be set forth in the New Securities Base Indenture, as supplemented by the New Securities First Supplemental Indenture. For these purposes, a “New Securities Trigger Event” would occur if at any time, the CET1 ratio of Banco Santander or the Group calculated in accordance with applicable banking regulations is less than 5.125%, as determined by Banco Santander or the applicable regulator.

•

The New Securities are expected to issued in minimum denominations of $200,000 and integral multiples of $200,000 in excess thereof. In the event of the liquidation of Banco Santander, prior to the occurrence of the New Securities Trigger Event, holders of the New Securities will be entitled to receive (subject to the limitations described in the prospectus for the New Securities), a liquidation preference of $200,000 per New Security (the “New Securities Liquidation Preference”), plus any accrued and unpaid distributions for the then current distribution period to (but excluding) the date of payment of such liquidation distribution.

•

The New Securities Base Indenture, the New Securities First Supplemental Indenture and the New Securities will be governed by the laws of the State of the New York, except that certain provisions of the New Securities Base Indenture, the New Securities First Supplemental Indenture and the New Securities relating to the ranking of the New Securities shall be governed by and construed in accordance with Spanish law, and except that the authorization and execution of the New Securities Base Indenture, the New Securities First Supplemental Indenture and the New Securities shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of organization of Banco Santander and the New Securities Trustee, as the case may be.

Maximum Offer Amount

The Offeror proposes to accept Securities for purchase up to the Maximum Offer Amount on the terms and subject to the conditions contained in this Offer to Purchase (although the Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Offer Amount).

Acceptance of Securities and Pro-Ration

The acceptance of any Securities validly tendered is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Securities validly tendered pursuant to the Offer.

If the Offeror decides to accept Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount of Securities which is greater than the Maximum Offer Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Securities accepted for purchase is no greater than the Maximum Offer Amount.

Such pro rata allocations will be calculated in relation to the Securities by multiplying the aggregate nominal amount of the Securities represented by each validly submitted Tender Instruction by a factor equal to (i) the Maximum Offer Amount divided by (ii) the aggregate nominal amount of Securities validly tendered for purchase in the Offer.

Each tender of Securities scaled in this manner will be rounded down to the nearest $200,000 in nominal amount.

In addition, in the event of any such scaling of tenders the Offeror will use reasonable endeavors to apply pro rata scaling (to the extent practicable, and adjusted as may be applicable) to each valid tender of Securities in such a manner as will result in both:

(A) (i) the relevant holder transferring Securities to the Offeror in an aggregate nominal amount of at least the liquidation preference of the Securities (being $200,000) (unless the relevant Tender Instruction is rejected in its entirety, as described in sub-paragraph (y) below) or (ii) if following the application of pro-rata scaling, the nominal amount of Securities otherwise due to be accepted for purchase from a holder pursuant to a Tender Instruction would be less than $200,000, the Offeror may in its sole and absolute discretion choose to (x) accept at least $200,000, being the liquidation preference of the Securities or (y) reject the relevant Tender Instruction in its entirety; and

(B) the relevant holder’s residual amount of Securities (being the nominal amount of the Securities the subject of the relevant Tender Instruction that are not accepted for purchase by virtue of such scaling) amounting to, in each case, either (i) at least $200,000 or (ii) zero.

The Offeror therefore reserves the right (but shall not be obliged) to adjust the pro-rata scaling applicable to any relevant Tender Instruction accordingly.

The Offeror reserves the right to reject or accept any Securities validly tendered pursuant to this Offer to Purchase in its sole and absolute discretion. However, it is the Offeror’s intention that if it accepts any Securities tendered pursuant to the Offer, it will accept all Securities which have been validly tendered up to the Maximum Offer Amount.

The Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Offer Amount.

Results

Unless the Offer is extended, on June 10, 2026, the Offeror will announce the aggregate principal amount of the Securities accepted for purchase and the pro-ration factor (if any). Such information will be notified to holders as described below in “—Announcements” and shall, absent manifest error, be final and binding on the Offeror and the holders.

Once the Offeror has announced the results of the Offer in accordance with applicable law, its acceptance of Tender Instructions in accordance with the terms of the Offer will be irrevocable. Tender Instructions which are so accepted will constitute binding obligations of the submitting holders and the Offeror to settle the Offer.

Securities which have not been validly tendered and accepted for purchase pursuant to the Offer will remain outstanding after the Settlement Date.

Settlement

The Settlement Date is expected to be June 11, 2026. For the purposes of settlement of the Offer on the Settlement Date, any pro-ration factors in respect of the Securities accepted for purchase pursuant to the Offer will be calculated by, or on behalf of, the Offeror. Such calculation will, absent manifest error, be conclusive and binding on all holders.

Costs and Expenses

Any charges, costs and expenses incurred by the holders or any intermediary in connection with the Offer shall be borne by such holder. No brokerage costs are being levied by the Dealer Manager or the Tender Agent. Holders should check whether their brokers or custodians will charge any fees.

Announcements

Unless stated otherwise, announcements in connection with the Offer will be made (i) by the issue of a press release to a Notifying News Service, (ii) by the delivery of notices to DTC for communication to Direct Participants and (iii) by way of amendments to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are on the last page of this Offer to Purchase. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

No Recommendation

None of the Offeror, the Dealer Manager or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of Securities with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any Securities in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Offer Conditions

Subject to applicable law, the Offeror will not be required to purchase and pay for any Securities tendered pursuant to the Offer, and the Offeror may terminate, extend or amend the Offer and may postpone the acceptance for purchase of any Securities so tendered in the Offer, unless the General Conditions listed below have been satisfied or, if permissible under applicable law, waived.

All of the General Conditions shall be deemed to have been satisfied on the Expiration Deadline, unless any of the following conditions shall have occurred on or after the date of this Offer to Purchase and be continuing at the time of the Expiration Deadline with respect to the Securities:

(a)

there shall not have been any change or development that, in the reasonable judgment of the Offeror, may materially reduce the anticipated benefits to the Group of the Offer or that has had, or could reasonably be expected to have, an adverse effect on the Group, its businesses, condition (financial or otherwise) or prospects;

(b)

there shall not have been instituted or threatened any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality, that relates in any manner to the Offer and that in the reasonable judgment of the Offeror makes it advisable to terminate the Offer; and

(c)

there shall not have occurred: (i) any general suspension of or limitation on prices for trading in securities in the Spanish or the U.S. securities or financial markets; (ii) any disruption in the trading of the ordinary shares of the Offeror; (iii) any disruption in securities settlement, payment or clearing services in Spain or the United States; (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in Spain or the United States; or (v) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against Spain or its citizens or the United States or its citizens.

The Offeror expressly reserves the right to amend or terminate the Offer and to reject for purchase any Securities not previously accepted for purchase, if any of the conditions to the Offer specified above are not satisfied. These conditions are for sole benefit of the Offeror, and it may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times. All conditions to the Offer must be satisfied or waived prior to the Expiration Deadline.

Procedures for Participating in the Offer

Any beneficial owner whose Securities are registered in the name of a Custodian or held through DTC and who wishes to tender its Securities should contact such Custodian promptly and instruct such Custodian to tender its Securities on such beneficial owner’s behalf. There is no letter of transmittal in connection with the Offer.

DTC

The Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Securities to the Tender Agent’s ATOP account in accordance with DTC’s ATOP procedures. DTC will then send an Agent’s Message to the Tender Agent. Direct participants in DTC submitting a Tender Instruction must give authority to DTC to disclose their identity to the Tender Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Tender Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant submitting a Tender Instruction that are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and that the Offeror may enforce such agreement against such participant.

Holders desiring to tender their Securities prior to the Expiration Deadline must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. Beneficial owners should be aware that their Custodian may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Custodians as soon as possible in order to determine the time by which such owner must take action in order to participate. A separate tender instruction must be submitted on behalf of each beneficial owner of the Securities. Holders of Securities who wish to tender their Securities must submit a Tender Instruction. If you hold your Securities through a Custodian, you should ask your Custodian if you will be charged a fee to tender your Securities through the Custodian.

Book-Entry Transfer

The Tender Agent will establish and maintain one or more accounts with respect to the Securities at DTC promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Tender Agent), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Securities may make book-entry delivery of Securities by causing DTC to transfer such Securities into the Tender Agent’s ATOP account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer of the Securities into the Tender Agent’s ATOP account at DTC as described above is referred to herein as a “Book-Entry Confirmation”. Delivery of documents to DTC in accordance with such DTC procedures does not constitute delivery to the Tender Agent.

Euroclear and Clearstream

Holders who hold their Securities through Euroclear or Clearstream and wish to tender their Securities must submit an Electronic Instruction on or about the date of this Offer to Purchase informing participants of the procedures to be followed in order to participate in the Offer.

Euroclear or Clearstream tender instructions must contain the following information:

•	the event or reference number issued by Euroclear or Clearstream;

•	the name of the participant and the securities account number in which the Securities the Holder wishes to tender are held;

•	the ISIN of such Securities;

•	the principal amount of the relevant Securities the Holder wishes to tender; and

•	any other information as may be required by Euroclear or Clearstream and duly notified to the Holder prior to the submission of the Euroclear or Clearstream tender instruction.

A separate tender instruction must be submitted on behalf of each beneficial owner of the Securities. Holders who wish to tender their Securities must submit a Tender Instruction.

In addition, the Holder must (a) cause Euroclear or Clearstream to block the position in the tendered Securities in accordance with the procedures of Euroclear or Clearstream and (b) instruct the relevant Clearing System to send the Tender Agent an electronic message confirming: (i) the participant’s Euroclear or Clearstream tender instruction and (ii) that the position in the Securities being tendered has been blocked from trading pending the applicable Settlement Date, valid revocation of such Euroclear or Clearstream tender instruction or termination of the Offer, in each case of (a) and (b) above, on or prior to the Expiration Deadline, as applicable.

By blocking the Securities in Euroclear and Clearstream each participant who wishes to tender Securities will be deemed to consent to have Euroclear and Clearstream, provide details concerning its identify such as its name, account number and holding to the Tender Agent and for the Tender Agent to provide such details to the Offeror and the Dealer Manager, as well as their respective legal advisers.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by the Offeror in connection with these Offer. Beneficial owners of Securities that are held in the name of a custodian must contact such entity sufficiently in advance of Expiration Deadline if they wish to tender Securities in order to be eligible to receive the Tender Consideration and any Distribution Payment.

Liquidation Preference

Securities may only be tendered in multiples of $200,000, being the liquidation preference of the Securities.

Other Matters

Notwithstanding any other provision hereof, payment for Securities accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Tender Agent of (1)(i) a timely Book-Entry Confirmation with respect to, such Securities, and (ii) an Agent’s Message in connection with a tender through ATOP or (2) a tender instruction from a holder who holds its Securities through Euroclear or Clearstream. Under no circumstances will interest be paid on the Tender Consideration or any Distribution Payment as a result of any delay in making such payment.

Tenders of Securities pursuant to any of the procedures described above, and acceptance thereof by the Offeror, will constitute a binding agreement between the Offeror and the tendering holder of such Securities, upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

By submitting a Tender Instruction as set forth in this Offer to Purchase and subject to and effective upon acceptance for purchase of, and payment for, the Securities tendered therewith, a tendering holder: (i) irrevocably sells, assigns and transfers to, or upon the order of, the Offeror all right, title and interest in and to all the Securities tendered thereby pursuant to the Offer; (ii) waives any and all other rights with respect to the Securities tendered pursuant to the Offer (including the tendering holder’s waiver of any existing or past defaults and their consequences in respect of the Securities and the indenture under which the Securities were issued); (iii) releases and discharges the Offeror from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Securities tendered pursuant to the Offer, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities; and (iv) irrevocably constitutes and appoints the Tender Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Securities (understanding that the Tender Agent is also acting as agent for the Offeror), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Offeror, (b) present such Securities for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Tender Agent will have no rights to, or control over, funds from the Offeror, except as agent for the tendering holders, for the Tender Consideration and any Distribution Payment for any Securities tendered pursuant to the Offer that are purchased by the Offeror), all in accordance with the terms of the Offer.

Withdrawal Rights

Validly tendered Securities and any Tender Instruction relating thereto, may be withdrawn at any time prior to the Expiration Deadline but not thereafter.

Withdrawals may only be effected by delivering a withdrawal instruction (a “Withdrawal Instruction”) to DTC. To be effective, a Withdrawal Instruction must be received by DTC, not later than the Expiration Deadline or such earlier deadline as may be set by DTC.

Each Withdrawal Instruction must specify:

•	the name of the accountholder having tendered the Securities to be withdrawn; and

•	the Securities to be withdrawn (including the principal amount of such Securities).

Holders wishing to exercise any such right of withdrawal should do so in accordance with the procedures of DTC. Holders should confirm with the Custodian, bank, securities broker or any other intermediary through which they hold their Securities whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Offer to Purchase. In particular, holders who seek the flexibility to withdraw their Securities at a time prior to the Expiration Deadline but outside of the normal business hours of DTC, should consult in advance with their bank, securities broker or other intermediary regarding the effective deadline for exercising withdrawal by means of a Withdrawal Instruction. For the avoidance of doubt, any holder who does not exercise any such right of withdrawal in the circumstances and in the manner specified above, shall be deemed to have waived such right of withdrawal and its original Tender Instruction will remain effective.

The Offeror will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such Withdrawal Instructions. Any Securities so withdrawn will be deemed not to have been validly tendered for purchase for the purposes of the Offer. Any Securities tendered but not accepted for any reason will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn Securities may be retendered by following one of the procedures described herein any time prior to the Expiration Deadline.

Acknowledgements, Representations, Warranties and Undertakings

The holder, by submitting a Tender Instruction, represents and warrants that the holder and (where applicable) the relevant participant (on behalf of the relevant holder or the beneficial owner, as the case may be) in DTC will be deemed to have represented, warranted and agreed that:

•

it has received and reviewed this Offer to Purchase and the Schedule TO which this Offer to Purchase is attached as an exhibit (including any documents incorporated by reference into, or attached as exhibits to, this Offer to Purchase or the Schedule TO) and has undertaken an appropriate analysis of the implications of the Offer without reliance on the Offeror, the Dealer Manager, the Tender Agent or the Trustee;

•

it owns the Securities tendered and is entitled to tender such Securities, it has full power and authority to tender, sell, assign and transfer the Securities tendered, it will not transfer any beneficial interest in any such Securities to any other person (other than pursuant to the Offer) from the date of submission of the relevant Tender Instruction until the time of settlement or termination of the Offer (including where such Securities are not accepted for purchase by the Offeror) or until any revocation of the relevant tender instruction (in the limited circumstances in which revocation is permitted) and that, if the same are accepted for purchase by the Offeror, the Offeror will acquire good, marketable and unencumbered title thereon, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claims;

•

upon the terms and subject to the conditions of the Offer, it tenders for purchase in the Offer the principal amount of Securities blocked, or to be blocked, as the case may be, in its account in the DTC and, subject to and effective on such purchase by the Offeror, it renounces all right, title and interest in and to all such Securities purchased by or at the direction of the Offeror and waives and releases any rights or claims it may have against the Offeror with respect to any such Securities and the Offer;

•

if the Securities tendered for purchase are accepted by the Offeror it acknowledges that: (i) the Tender Consideration and any Distribution Payment in respect of the Securities validly tendered for purchase by such holder of Securities and accepted by the Offeror will be calculated by the Dealer Manager on behalf of the Offeror and such calculation will, absent manifest error, be conclusive and binding; (ii) the Tender Consideration and any Distribution Payment will be paid in U.S. dollars; (iii) such cash amounts will be deposited by or on behalf of the Offeror with DTC on the relevant Settlement Date; and (iv) on receipt of such cash amounts, DTC will make payments promptly to the accounts of their respective participants;

•

it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Offeror to be desirable, in each case to complete the transfer of the relevant Securities to the Offeror or its nominee against payment to it of the applicable Tender Consideration and any Distribution Payment for such Securities and/or to perfect any of the authorities expressed to be given hereunder;

•

it agrees to ratify and confirm each and every act or thing that may be done or effected by the Offeror, any of its directors or any person nominated by the Offeror in the proper exercise of his or her powers and/or authority hereunder;

•

it has observed the laws and regulations of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities, and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Offeror, the Dealer Manager, the Tender Agent, the Trustee or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer;

•

no information has been provided to it by the Offeror, the Dealer Manager, the Tender Agent or the Trustee, or any of their respective directors or employees, with regard to the tax consequences for holders of Securities arising from the purchase of Securities by the Offeror pursuant to the Offer and the receipt by holders of Securities of the Tender Consideration and any Distribution Payment, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws and regulations of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, the Dealer Manager, the Tender Agent or the Trustee, or any of their respective directors, officers, employees, agents or affiliates, or any other person in respect of such taxes and payments;

•

it is not a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws and regulations, it has not distributed or forwarded this Offer to Purchase or any other documents or materials relating to the Offer to any such person(s) and it has complied with all laws and regulations applicable to it for the purposes of its participation in the Offer;

•

it acknowledges that it has a net long position in the Securities being tendered within the meaning of Rule 14e-4 under the Exchange Act (“Rule 14e-4”) and the tender of such Securities complies with Rule 14e-4;

•

it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or to whom this Offer to Purchase and any other documents or materials relating to the Offer may otherwise lawfully be communicated in accordance with the Order;

•

all authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties and undertakings, and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

•

it acknowledges that the Offeror, the Dealer Manager, the Tender Agent and the Trustee will rely upon the truth and accuracy of the foregoing acknowledgements, agreements, representations, warranties, undertakings and directions and it shall indemnify the Offeror, the Dealer Manager, the Tender Agent and the Trustee against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties, undertakings and/or directions given in connection with the Offer made (including any acceptance thereof) by any such holder;

•

it accepts that the Offeror is under no obligation to accept tenders of Securities for purchase pursuant to the Offer, and accordingly such tender may be accepted or rejected by the Offeror in its sole discretion and for any reason;

•

it understands and agrees that the Offeror’s acceptance for purchase of Securities offered pursuant to the Offer will constitute a binding agreement between such holder and the Offeror in accordance with the terms and subject to the conditions of the Offer, the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the relevant tender instruction which shall be read and construed accordingly and that the information given by or on behalf of such holder in the relevant tender instruction is true, accurate and not misleading and will remain true, accurate and not misleading in all respects at the time of the purchase of the Securities tendered on the relevant settlement date;

•

it and, if applicable, any beneficial owner on whose behalf the undersigned is making this representation is not a Sanctions Restricted Person or otherwise a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws, it has not distributed or forwarded this Offer to Purchase or any other documents or materials relating to the Offer to any such person(s) and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Tender Instruction in respect of the Securities it is tendering in the Offer) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer. A “Sanctions Restricted Person” is a person or entity (a “Person”):

(i)

located, organized or resident in a country or territory that is, or whose government is, the subject or the target of sanctions administered or enforced by any Sanctions Authority (including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria);

(ii)

that is, or is directly or indirectly owned or controlled by a Person that is, described or designated in (a) the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date hereof can be found at: https://www.treasury.gov/ofac/downloads/sdnlist.pdf) or (b) the Foreign Sanctions Evaders List (which as of the date hereof can be found at: http://www.treasury.gov/ofac/downloads/fse/fselist.pdf) or (c) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en) or (d) the most current “UK sanctions list” (which as of the date hereof can be found at: https://www.gov.uk/government/publications/the-uk-sanctions-list); or

(iii)	that is otherwise the subject of any sanctions administered or enforced by any Sanctions Authority.

A “Sanctions Authority” means each of: (i) the United States government; (ii) the United Nations; (iii) the European Union (or any of its member states); (iv) the United Kingdom government; (v) any other equivalent governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; or (vi) the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury;

•

none of the Offeror, the Dealer Manager, the Tender Agent or the Trustee has given it any information with respect to the Offer save as expressly set out in this Offer to Purchase nor has any of them made any recommendation to it as to whether it should tender Securities in the Offer, and it has made its own decision with regard to submitting a Tender Instruction in the Offer based on any legal, tax or financial advice it has deemed necessary to seek;

•

in respect of any tenders of Securities it holds through Euroclear or Clearstream (i) it holds and will hold, until the time of settlement on the applicable Settlement Date, the relevant Securities in Euroclear or Clearstream, as applicable, and such Securities are blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, it has submitted, or has caused to be submitted, the relevant Euroclear or Clearstream tender instruction to such Clearing System and it has authorized the blocking of the tendered Securities with effect on and from the date of such submission so that, at any time pending the transfer of such Securities on the applicable Settlement Date to the Offeror or to its agent on its behalf and the cancellation of such Securities, no transfers of such Securities may be effected; and (ii) it understands that, in the event of a withdrawal from or termination of the Offer, the Euroclear or Clearstream tender instructions with respect to such Securities will be deemed to be withdrawn, and the relevant Securities will be unblocked in the participant’s account; and

•

it understands that the deadline for the receipt of any tender instructions by the Tender Agent is the Expiration Deadline and that any tender instructions must be submitted in time for them to be received by the Tender Agent by the Expiration Deadline.

The holder will, upon request, execute and deliver any additional documents deemed by the Tender Agent or the Offeror to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered pursuant to the Offer.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance or withdrawal of all tenders of Securities will be determined by the Offeror, in its sole discretion, the determination of which shall be final and binding. The Offeror reserves the absolute right, in its sole discretion, to reject any or all tenders of Securities that are not in proper form or the acceptance or withdrawal of which, in the Offeror’s opinion, may be unlawful. The Offeror also reserves the right to waive any defects, irregularities or conditions of tender as to particular Securities whether or not similar defects or irregularities are waived in the case of other holders. A waiver of any defect or irregularity with respect to the tender of one Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Security.

The Offeror’s interpretation of the terms and conditions of the Offer will be final and binding.

Any defect or irregularity in connection with tenders of Securities must be cured within such time as the Offeror determines, unless waived by the Offeror. Tenders of Securities shall not be deemed to have been made until all defects and irregularities have been waived by the Offeror or cured. A defective tender of Securities (which defect is not waived by the Offeror) will not constitute a valid tender of Securities. None of the Offeror, the Dealer Manager, the Tender Agent or the Trustee, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Securities, or will incur any liability to holders for failure to give any such notice.

Responsibility for Delivery of Tender Instructions

None of the Offeror, the Dealer Manager or the Tender Agent, as the case may be, will be responsible for the communication of tenders and corresponding Tender Instructions by (i) beneficial owners to the Direct Participant through which they hold Securities or (ii) the Direct Participant to DTC.

If a beneficial owner holds its Securities through a Direct Participant, such beneficial owner should contact that Direct Participant to discuss the manner in which tender acceptances and transmission of the corresponding Tender Instruction and, as the case may be, transfer instructions may be made on its behalf.

In the event that the Direct Participant through which a beneficial owner holds its Securities is unable to submit a Tender Instruction, such beneficial owner should telephone the Tender Agent, as applicable, for assistance on the numbers provided in this Offer to Purchase. Holders, Direct Participants and beneficial owners are solely responsible for arranging the timely delivery of their Tender Instructions.

If a beneficial owner offers its Securities through a Direct Participant, such beneficial owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

Amendment and Termination

Notwithstanding any other provision of the Offer, the Offeror may, subject to applicable laws, at its option, at or before the Expiration Deadline:

(a)

extend the Expiration Deadline or re-open the Offer, as applicable (in which case all references in this Offer to Purchase to “Expiration Deadline” shall, unless the context otherwise requires, be to the latest date and time to which the Expiration Deadline has been so extended or the Offer re-opened);

(b)

otherwise extend, re-open or amend the Offer in any respect (including, but not limited to, any extension, re-opening, increase, decrease or other amendment, as applicable, in relation to the Maximum Offer Amount, the Expiration Deadline and/or the Settlement Date);

(c)

delay acceptance for purchase of, and payment for, Securities validly tendered for purchase in the Offer until satisfaction or waiver (if permitted) of the conditions to the Offer, provided that the Offeror will only so delay acceptance if an extension of the Offer is announced;

(d)

if any of the General Conditions listed under “The Offer—Terms of the Offer—Offer Conditions” have occurred on or after the date of this Offer to Purchase and are continuing at the time of the Expiration Deadline, terminate the Offer in respect of the Securities, including with respect to Tender Instructions submitted before the time of such termination; and/or

(e)

if any of the General Conditions listed under “The Offer—Terms of the Offer—Offer Conditions” have occurred on or after the date of this Offer to Purchase and are continuing at the time of the Expiration Deadline, in respect of the Securities, choose not to accept all valid tenders received by the Tender Agent prior to the Expiration Deadline.

The ability of the Offeror to delay acceptance for payment, or payment for the Securities validly tendered for purchase and not withdrawn prior to the Expiration Deadline is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of holders promptly after the termination or withdrawal of a tender offer.

The Offeror also reserves the right at any time to waive, where permissible, any or all of the conditions of the Offer as set out in this Offer to Purchase.

The Offeror will ensure holders are notified of any such extension, re-opening, amendment or termination promptly after the relevant decision is made (i) by the issuance of a press release to a Notifying News Service, (ii) by the delivery of notices to DTC for communication to Direct Participants and (iii) by way of amendments to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are on the last page of this Offer to Purchase. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

Notwithstanding the irrevocability of all Tender Instructions, on the termination of the Offer, all Tender Instructions will be deemed to be withdrawn automatically.

Irregularities

All questions as to the validity, form and eligibility (including the time of receipt) of any Tender Instruction, tenders of Securities or revocation or revision thereof or delivery of Securities will be determined by the Offeror in its sole discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all Tender Instructions not in proper form or for which any corresponding agreement would, in its opinion, be unlawful. None of the Offeror, the Dealer Manager or the Tender Agent shall be under any duty to give notice to holders, Direct Participants or beneficial owners of any irregularities in Tender Instructions.

Dealer Manager and Tender Agent

The Offeror has retained Santander US Capital Markets LLC to act as Dealer Manager, and D.F. King & Co., Inc. to act as Tender Agent in connection with the Offer. The services of the Dealer Manager may be provided through its affiliates in certain jurisdictions. The Offeror has agreed to pay the Dealer Manager customary fees for their services in connection with the Offer and has also agreed to reimburse the Dealer Manager for their reasonable out-of-pocket expenses and to indemnify them against specific liabilities, including liabilities under U.S. federal securities laws.

The Dealer Manager may submit Tender Instructions for their own account or for beneficial owners for which they hold securities.

In the ordinary course of their respective businesses, the Dealer Manager and the Tender Agent are entitled to hold positions in the Securities either for their own account or for the account, directly or indirectly, of third parties. In the ordinary course of their respective businesses, they are entitled to continue to hold or dispose of, in any manner they may elect, any Securities they may hold as at the date of this Offer to Purchase or, from such date, to acquire further Securities, subject to applicable law and may or may not submit Tenders in respect of such Securities. No such submission or non-submission by the Dealer Manager or the Tender Agent should be taken by any holder of Securities or any other person as any recommendation or otherwise by any the Dealer Manager or the Tender Agent, as the case may be, as to the merits of participating or not participating in the Offer.

The Dealer Manager, directly or indirectly, may acquire further Securities after the Offer Period has expired or lapsed, whether in the market or otherwise and at a price which is different from the Purchase Price.

The Dealer Manager are involved in a wide range of commercial banking, investment banking and other activities out of which conflicting interests or duties may arise. The Dealer Manager and any of its subsidiaries and affiliates, in connection with its other business activities, may possess or acquire material information about the Securities. Such activities and conflicts may include, without limitation, the exercise of voting power, the purchase and sale of securities, the provision of financial advisory services and the exercise of creditor rights. None of the Dealer Manager or its subsidiaries and affiliates has any obligation to disclose any such information about the Securities or the Offeror. The Dealer Manager and any of its respective subsidiaries and affiliates and their officers and directors may engage in any such activities without regard to the Securities or the effect that such activities may directly or indirectly have on any of the Securities.

None of the Dealer Manager or the Tender Agent or any of their respective affiliates assumes any responsibility for the accuracy, adequacy or completeness of the information concerning the Offer, the Offeror, any of its affiliates or the Securities contained in this Offer to Purchase or in the documents incorporated by reference herein, or for any failure by the Offeror to disclose events that may have occurred and may affect the significance or accuracy of that information.

The Tender Agent is an agent of the Offeror and owes no duty to any holders of Securities.

Certain Matters Relating to Non-U.S. Jurisdictions

This Offer to Purchase does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution or communication of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by each of the Offeror, the Dealer Manager and the Tender Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

France

This Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. This Offer to Purchase has not been and will not be submitted for clearance to the Autorité des marches financiers.

Italy

None of the Offer, this Offer to Purchase or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the CONSOB pursuant to Italian laws and regulations.

The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

A holder located in the Republic of Italy can tender some or all of its Securities through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Offer.

Spain

Neither the Offer nor this Offer to Purchase constitutes an offer of securities or the solicitation of an offer of securities in Spain which require the approval and the publication of a prospectus under the Prospectus Regulation, Spanish Law 6/2023, of 17 March, on the Securities Markets and the Investment Services (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), as amended from time to time, and its ancillary and related regulations. Accordingly, this Offer to Purchase has not been and will not be submitted for approval nor approved by the Spanish Securities Exchange Commission (Comisión Nacional del Mercado de Valores).

Canada

The Offer and any solicitation in respect thereof, are not being made, directly or indirectly, in Canada or to holders of the Securities who are resident and/or located in any province or territory of Canada. This Offer to Purchase has not been filed with any securities commission or similar regulatory authority in Canada in connection with the Offer, and the Securities have not been, and will not be, qualified for tender under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this Offer to Purchase, any other documents or materials relating to the Offer and any representation to the contrary is an offence. Accordingly, Canadian holders of the Securities are hereby notified that, to the extent such holders of Securities are persons or entities resident and/or located in Canada, the Offer is not available to them and they may not accept the Offer. As such, any tenders of Securities received from such persons or entities shall be ineffective and void. Copies of this Offer to Purchase or of any other document relating to the Offer be distributed or made available in Canada. This Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in Canada and this Offer to Purchase does not constitute an offer or an invitation to participate in the Offer to any person resident in Canada.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The Offeror and its affiliates expressly reserve the right at any time or from time to time following completion or termination of the Offer (subject to Rule 13e-4(f) under the Exchange Act which prohibits us and our affiliates from purchasing any Securities other than in the Offer until at least ten business days after the Expiration Date), to purchase or exchange or offer to purchase or exchange Securities or to issue an invitation to submit offers to sell Securities (including, without limitation, those tendered pursuant to the Offer but not accepted for purchase) through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, in each case on terms that may be more or less favorable than those contemplated by the Offer. See also “Risk Factors—Securities may be acquired by the Offeror or its affiliates other than through the Offer in the future.”

Governing Law

The terms of the Offer, including without limitation each Tender Instruction, and any non-contractual obligations arising out of or in connection with the Offer shall be governed by, and construed in accordance with, the laws of the State of New York. By submitting a Tender Instruction, a holder or Direct Participant irrevocably and unconditionally agrees for the benefit of the Offeror, the Dealer Manager and the Tender Agent that the courts of New York are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Miscellaneous

Holders who need assistance with respect to the procedure relating to tendering their Securities should contact the Tender Agent, the contact details for whom appear on the back cover of this Offer to Purchase.

TAXATION CONSIDERATIONS

The following discussion summarizes certain Spanish and U.S. federal income tax considerations that may be relevant to you with respect to the Offer. This summary is based on laws, regulations, rulings and decisions now in effect in Spain and the United States, any of which may change at any time and are subject to differing interpretation. Any change could affect the continued accuracy of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences to you with respect to the Offer, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Spanish Tax Consequences

The following is a description of material Spanish tax consequences of the Offer for U.S. Holders who are resident in the U.S. for U.S. federal income tax purposes, are not resident in Spain for Spanish tax purposes, and do not at any relevant time (i) carry on a trade, profession or vocation in Spain through a permanent establishment to which their Securities are attributable, or (ii) in the case of a corporate U.S. Holder, carry on a trade in Spain through a permanent establishment in Spain to which their Securities are attributable.

The information contained within this section is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date (which may have retroactive effects). Investors should consider the legislative changes which could occur in the future. This analysis is a general description of the tax treatment under the currently in force Spanish legislation applicable in the common territory of Spain and, hence, it does not describe the regional tax regimes in the Historical Territories of the Basque Country and the Community of Navarre or the provisions passed by Autonomous Communities.

The foregoing considerations are not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. Holder. They do not necessarily apply where any income is deemed for tax purposes to be the income of any other person. Except to the extent expressly stated to the contrary, they relate only to the position of U.S. Holders who are the absolute beneficial owners of their Securities and do not apply other taxpayers to whom special rules may apply.

You should satisfy yourself as to the tax consequences in your own particular circumstances relating to the Offer. In particular, Holders within the charge to any taxes in Spain must take their own professional tax advice on the consequences of a disposal of the Securities pursuant to the Offer.

Certain considerations on the Spanish taxes applicable to U.S. Holders in respect of income payments made under the Offer to Purchase

Under the Additional Provision One of Law 10/2014 of June 26, on the regulation, supervision and solvency of credit institutions (“Law 10/2014”), any Distribution Payments made under the Securities and obtained by U.S. Holders which are beneficial owners of the Securities who are not tax residents in Spain and who do not operate with respect to the Securities through a permanent establishment in Spain should be considered as interest payments exempt from Spanish Non-Resident Income Tax (“NRIT”). In particular, to the extent that:(i) the U.S. Holders would validly tender their Securities in a timely manner pursuant to the Offer; and (ii) the Tender Consideration is equal to the nominal amount of the relevant Securities plus the Distribution Payment in respect of such Securities, there should be grounds to consider that the Distribution Payment made as a consequence of the purchase of the Securities for their subsequent cancellation should qualify for Spanish tax purposes as income derived from the redemption of the Securities, subject to the requirements for the application of the tax regime set forth in Law 10/2014 being met.

Therefore, under Law 10/2014 and Royal Decree 1065/2007 of July 27, approving the general regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes (Real Decreto 1065/2007, de 27 de julio por el que se modifica el Reglamento general de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos), as amended by Royal Decree 1145/2011, of July 29, 2011 (the “Royal Decree 1065/2007”), Distribution Payments made to U.S. Holders with respect to the Securities purchased for their subsequent cancellation should be exempt from Spanish withholding tax, provided that specific reporting conditions are met.

The application of the abovementioned exemption from Spanish withholding tax is conditional upon the submission by the principal paying agent, in a timely manner, to the Offeror with a certificate containing specific information relating to the Securities in accordance with section 44 of Royal Decree 1065/2007 (“Payment Statement”).

Therefore, in accordance with sub-section 5 of Section 44 of Royal Decree 1065/2007, any Distribution Payments made by the Offeror with respect to the Securities to be cancelled will be exempt from Spanish withholding tax provided that the Tender Agent submits the Payment Statement to the Offeror before the relevant payment date, in accordance with the form attached as Annex to Royal Decree 1145/2011 of July 29, with the following information:

(i) identification of the Securities with respect to which the relevant payment is made;

(ii) income payment date;

(iii) total amount of income to be paid on the relevant payment date; and

(iv) total amount of income corresponding to the Securities held through each clearing system located outside Spain.

If the Payment Statement is not received by the Offeror, withholding tax may have to be applied at the then-applicable rate (currently 19%) from any Distribution Payments made in respect of the Securities. Notwithstanding the above, if, before the tenth calendar day of the month following the month in which the relevant income is paid, the Tender Agent provides the Payment Statement, any amounts withheld will be reimbursed to the U.S. Holders.

U.S. Holders who would not be acting with respect to the Securities through a permanent establishment in Spain and who are entitled to exemption from NRIT, but the payment to whom would not be exempt from Spanish withholding tax due to the failure to deliver by the Tender Agent of certain information relating to the Securities in a timely manner, may apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Indirect taxation

Regardless of the nature and residence of the Holders or beneficial owners of the Securities, the transfer of the Securities will not trigger indirect taxes in Spain, such as (i) transfer tax and stamp duties, and (ii) value added tax.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences of the Offer to the U.S. Holders described below. This discussion applies to you only if you hold your Securities as capital assets for U.S. federal income tax purposes. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to tender your Securities. Furthermore, it does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including any special tax accounting rules under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), any minimum tax and Medicare contribution tax consequences, as well as differing tax consequences applicable to you if you are one of special classes of U.S. Holders, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a regulated investment company or real estate investment trust;

•	a dealer or an electing trader in securities that uses a market-to-market method of accounting for U.S. federal income tax purposes;

•	a person holding Securities as part of a straddle, conversion or other integrated transaction;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	a tax-exempt entity, “individual retirement account” or “Roth IRA”;

•	a person that owns, or is deemed to own, directly or indirectly, 10% or more (by vote or value) of our equity interests (treating, for this purpose, the Securities as equity);

•	a person holding Securities in connection with a trade or business conducted outside of the United States; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes or any partner therein.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and partners in such partnerships should consult their tax advisers regarding the particular U.S. federal income tax consequences to them of tendering Securities pursuant to the Offer.

This discussion is based on tax laws of the United States including the Code, administrative pronouncements, judicial decisions,final, temporary and proposed Treasury regulations and the income tax treaty between the United States and Spain (the “Treaty”), all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation or any U.S. federal taxes other than income taxes (such as estate or gift taxes).

You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Securities and:

•	a citizen or an individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You should consult your tax adviser regarding the U.S. federal, state, local and non-U.S. tax consequences of tendering your Securities pursuant to the Offer in your particular circumstances.

Treatment of the Securities

We believe that the Securities should be characterized as equity for U.S. federal income tax purposes and the remainder of this discussion so assumes.

U.S. Holders Tendering Securities

Under Section 302 of the Code, a corporation’s redemption of its equity securities should be treated for U.S. federal income tax purposes either as a sale of the securities by the owner thereof, or as a distribution from the issuing corporation to the owner, depending on the facts. The redemption of the Securities will generally be treated as a sale of the Securities by you (rather than a distribution by us to you) provided that, after the application of certain constructive ownership attribution rules, the redemption either (i) results in a “complete redemption” of your interest in our equity or (ii) is “not essentially equivalent to a dividend”, each within the meaning of Section 302(b) of the Code. In general, a redemption of the Securities will not be essentially equivalent to a dividend with respect to you if the redemption results in a “meaningful reduction” in your equity interest in us. The U.S. Internal Revenue Service (“IRS”) has indicated in published guidance that if certain conditions are met, a redemption of nonvoting, non-convertible preferred equity securities, or of shares held by a small minority shareholder in a publicly and widely held corporation who exercises no control over the issuer’s corporate affairs, would generally be treated as not essentially equivalent to a dividend. Based on this guidance, and taking into account the terms of the Securities and our ownership structure, we expect that the tendering of Securities pursuant to the Offer generally should be treated as a sale of the Securities to us.

However, if your tendering of Securities pursuant to the Offer is not treated as a sale of the Securities by you, then our redemption of the Securities (including any Spanish taxes withheld, if any)will instead be treated as a distribution by us to you in an amount equal to the amount of cash you receive from us in the exchange. The distribution with respect to the Securities generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the distribution generally will be reported to you as a dividend. Consistent with its expected treatment as a dividend under the circumstances, the distribution will generally be taxable to you as foreign source dividend income for foreign tax credit purposes and will not be eligible for the dividends received deduction allowed to corporations. Subject to applicable limitations, distribtions received by certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at reduced rates applicable to long-term capital gains. Furthermore, subject to applicable restrictions and limitations, which vary depending upon your circumstances, Spanish income taxes, if any, withheld from distributions at the rate that you are entitled to under domestic law or the Treaty may be creditable against your U.S. federal income tax liability. Spanish income taxes, if any, withheld in excess of the rate applicable under Spanish domestic law or the Treaty or that are otherwise refundable under Spanish law will not be eligible for credit against your U.S. federal income tax liability. The rules governing foreign tax credits are complex. While the remainder of the discussion below assumes that your tendering of Securities pursuant to the Offer generally should be treated as a sale of the Securities to us, you should consult your tax adviser regarding the application of the rules set forth in Section 302 of the Code in your specific circumstances, particularly if you also own our common shares or SAN’s ADSs.

Subject to the discussion regarding the passive foreign investment company (“PFIC”) rules below, you should generally recognize capital gain or loss on the sale of your Securities to us in an amount equal to the difference between the amount realized on the sale of the Securities (including any Spanish taxes withheld, if any) and your adjusted tax basis in the Securities at the time of sale. Based on IRS revenue rulings that addressed the redemption of preferred stock, we believe it is reasonable to take the position that the amount realized on the sale of the Securities pursuant to the Offer is equal to the total amount paid to you by us, including the Distribution Payment (and any additional amounts paid with respect to Spanish withholding taxes) to the extent such amounts have not already become payable to you under the terms of the applicable indenture. However, the application of the revenue rulings to the sale of the Securities is not entirely clear. You should therefore consult your tax adviser regarding the possibility that the payments made pursuant to the Offer might be treated as ordinary dividend income. The remainder of this discussion assumes that the amount realized on the sale of the Securities pursuant to the Offer will equal the total amount paid to you. Your adjusted tax basis in the Securities generally equals the amount you paid to acquire them. Generally, capital gains or losses will be long-term if the Securities have been held for more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source for foreign tax credit purposes.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules”, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. Our PFIC status for any taxable year will depend in large part on our qualification as an active bank under certain proposed Treasury regulations that are not yet in effect, but which are generally proposed to become effective for taxable years beginning after December 31, 1994 (“Proposed Regulations”) and upon which taxpayers are currently permitted to rely. Based upon the Proposed Regulations, Banco Santander provided in the prospectus for the Securities that it did not expect to be a PFIC for U.S. federal income tax purposes for its then-current taxable year of 2021 or for the foreseeable future. However, a company’s PFIC status depends upon the composition of its income and assets and the value of its assets from time to time, there can be no assurance that Banco Santander will not be a PFIC for any taxable year. If we were a PFIC for any taxable year during which you owned Securities, we would generally continue to be treated as a PFIC with respect to you even if we ceased to be a PFIC for subsequent taxable years (unless a certain purging election was made). If we are or were a PFIC for any taxable year during your holding period of the Securities, you would be subject to adverse U.S. federal income tax consequences, including increased tax liability on gains from the disposition of Securities. You should consult your tax adviser regarding our PFIC status for any taxable year during which you owned Securities and the potential application of the PFIC rules to the disposition of the Securities.

Non-Tendering U.S. Holders

If you do not sell your Securities pursuant to the Offer, you will not recognize any gain or loss and will continue to have the same adjusted tax basis in and holding period for your Securities that you had immediately prior to the Offer.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the payment of the Tender Consideration and any Distribution Payment. You may be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

TENDER AGENT

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

Toll-Free: +1 (866) 340-7108

Banks and Brokers Only: +1 (646) 963-9141

Attention: Michael Horthman

Email: san@dfking.com

Website: www.dfking.com/santander

Any questions or requests for assistance or additional copies of this Offer to Purchase or any document incorporated herein by reference may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Manager listed below.

DEALER MANAGER

Santander US Capital Markets LLC

437 Madison Avenue

New York, New York 10022

United States

Tel (U.S. Toll Free): +1 (855) 404-3636

Tel (collect): +1 (212) 350-0660

Attn: Liability Management Team

Email (Americas): AmericasLM@santander.us

Email (Europe): LiabilityManagement@gruposantander.com